Exhibit 16.1

June 6, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 6, 2022, of Argo Group International Holdings, Ltd. and are in agreement with the statements contained in the last sentence of the first paragraph, the third and fourth paragraphs and the first sentence of the fifth paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

A member firm of Ernst & Young Global Limited